EXHIBIT 19

ERNEXA THERAPEUTICS Inc.

SECURITIES TRADING POLICY

(Compliance with U.S. Securities Laws and Security Trading)

This Securities Trading Policy (this “Policy”) contains the following sections:

1.0	General
2.0	Definitions
3.0	Statement of Policy
4.0	Certain Exceptions
5.0	Blackout Periods, Pre-clearance of Trades and Other Procedures
6.0	10b5-1 Plans
7.0	Potential Criminal and Civil Liability and/or Disciplinary Action
8.0	Section 16 Persons: Reporting Requirements and Short-Swing Profits Prohibition
9.0	Confidentiality
10.0	Legal Effect of this Policy
11.0	Reporting Violations/Seeking Advice/Questions

1.0	General

1.1	Ernexa Therapeutics Inc., a Delaware corporation, and its subsidiaries (collectively, the “Company,” “we,” “us” or “our”), their respective directors, officers and employees (collectively, “Personnel”), Family Members (as defined below) of Personnel, and trusts for which such persons are a trustee or in which they have a beneficial or pecuniary interest and corporations and other entities controlled, influenced or managed by any of such persons (collectively, “Controlled Entities” and, together with Personnel and Family Members, “Insiders”) must, at all times, comply with the securities laws of the United States and all applicable jurisdictions. The Company may also from time to time determine that additional persons and entities, including certain of the Company’s contractors or consultants, shall be deemed Personnel under this Policy (collectively, “Non-Employee Personnel”).

1.2	Federal securities laws prohibit trading in the securities of the Company or any other entity on the basis of “inside” information about the Company or that other entity obtained in the course of your position with the Company. These transactions are commonly known as “insider trading.” It is also illegal to share such information with others who then use such information to purchase or sell the Company’s securities or to recommend to others that they buy, sell or retain such securities while you are in possession of such inside information (commonly called “tipping”). Anyone violating these laws is subject to personal liability and could face criminal penalties, including a jail term. Federal securities laws also create a strong incentive for the Company to deter insider trading by its employees. In the normal course of business, Personnel may come into possession of inside information concerning the Company, transactions in which the Company proposes to engage or other entities with which the Company does business that is not available to the investing public. Therefore, the Company has established this Policy with respect to trading in its securities or securities of another company. Any violation of this Policy could subject you to disciplinary action, up to and including termination. See Section 7.0.

1.3	This Policy addresses compliance as it pertains to the disclosure of inside information regarding the Company or another company and to trading in securities (including transactions in common stock, preferred stock, bonds and other debt securities, options to purchase common stock, convertible debentures and warrants, as well as derivative securities whether or not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities) while in possession of such inside information. In addition to requiring that Insiders comply with the letter of the law, it is the Company’s policy that Insiders exercise judgment so as to also comply with the spirit of the law and avoid even the appearance of impropriety.

1.4	This Policy is intended to protect Insiders and the Company from insider trading violations. However, the matters set forth in this Policy are merely guidelines and are not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. Appropriate judgment should be exercised in connection with all securities trading. Each person subject to this Policy is individually responsible for complying with this Policy and ensuring the compliance of any Family Member, household member or entity whose transactions are subject to this Policy.

1.5	In all cases, responsibility for determining whether an individual is in possession of Material Non-Public Information (as defined below) rests with that individual, and any action on the part of the Company or any employee, consultant or adviser pursuant to or in connection with this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. If you have specific questions regarding this Policy or applicable law, please contact the Compliance Officer.

2.0	Definitions

2.1	“Family Members.” For purposes of this Policy, the term “Family Members” includes spouses, minor children, adult family members who reside with you (including adult children away at school), anyone else who shares the same household (not including tenants and employees) and any immediate family members and family members who do not share the same household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control. Personnel are responsible for the transactions of their Family Members and therefore should make them aware of the need to confer with you before they trade in the Company’s securities or securities of companies with which we do business.

2.2	“Material.” Under Company policy and United States laws, information is “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision (including whether to trade in a security) or as significantly altering the total mix of information available about the Company. Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. The information may concern the Company or another company and may be positive or negative. In addition, it should be emphasized that material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security will generally be material. Non-Public information can be material even with respect to companies that do not have publicly-traded securities. Employees should assume that information that would affect their trading decisions, or that might tend to influence the price of the security, is material.

While it is not possible to define all categories of material information, some examples of information and events that ordinarily would be considered material include:

● financial results, estimates or guidance, including changes in previously released results, estimates or guidance;

● financial restatements or significant write-offs;

● clinical developments;

	●	regulatory developments, including developments with respect to the U.S. Food and Drug Administration and similar foreign agencies;

	●	expansion or curtailment of operations and business disruptions;

	●	communications with government agencies;

	●	a cybersecurity incident that may adversely impact the Company’s business, reputation or share value;

	●	significant developments in the biotechnology industry, including new inventions or discoveries;

	●	a significant merger, acquisition, tender offer or divestiture proposal or agreement;

	●	establishment of, or developments with respect to, investments, strategic partnerships, joint ventures or similar collaborations;

	●	new products or product candidates;

	●	a change in control of the Company or significant changes in senior management or to the Board of Directors;

	●	liquidity problems or impending bankruptcy, restructuring or layoffs;

	●	changes in auditors or notification that the Company may no longer rely on an auditor’s reports;

	●	acquisition or loss of material intellectual property rights or other significant intellectual property developments;

	●	financings and other events regarding the Company’s securities (e.g., defaults on loans or securities, calls of securities for redemption, share repurchase plans, stock splits, public or private sales of securities and changes to the rights of security holders);

	●	dividend changes;

	●	the gain or loss of a significant customer or supplier; and

	●	actual or threatened litigation or governmental investigations or a major development in or the resolution of any such litigation or investigation.

Information that something may happen, regardless of the likelihood, can be material. Courts often resolve close cases in favor of finding information material. Therefore, Insiders should err on the side of caution. Insiders should keep in mind that the Securities and Exchange Commission’s (“SEC”) rules and regulations provide that the mere fact that a person is aware of Material Non-Public Information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the information.

2.3	“Non-Public Information.” Information is considered to be “Non-Public” unless it has been adequately disclosed to the public. This means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.

It is important to note that information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumors. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate. You should presume that information is non-public, unless you can point to its official release by the Company in at least one of the following ways:

● it has appeared in a publicly available filing with the SEC; or

● issuance of a press release via major newswire such as the Dow Jones Broad Tape or the Associated Press.

You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. After the information has been disseminated, a sufficient period of time must pass for the information to be absorbed by the general public. As a general rule, information should not be considered fully absorbed until the close of business on the second trading day after the day on which the information is disseminated in a national news medium or disclosed in a filing with the SEC. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of Material Non-Public Information should refrain from any trading activity until such time.

2.4	“Security” or “Securities.” The term “security” or “securities” is defined very broadly by the securities laws and includes, among other things, stock (common and preferred), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (e.g., exchange- traded options), and other similar instruments.

2.5	“Trade,” “Trading and “Transactions.” For purposes of this Policy, the term “trade” or “trading” or “transactions” in securities means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including market option exercises, gifts, loans, pledges or other contributions, exercises of stock options granted under the Company’s equity compensation plans (other than solely for cash as set forth in Section 3.6), sales of stock acquired upon the exercise of options and trades made under an employee benefit plan such as a 401(k) plan (but see Section 3.6, below).

3.0	Statement of Policy

3.1	No Insider may trade in the Company’s securities at any time when the Insider is in possession of Material Non-Public Information concerning the Company.

3.2	No Insider may trade in securities of another entity at any time when the Insider is in possession of Material Non-Public Information about that entity, including, without limitation, any of our customers, vendors, suppliers or partners, when that information was obtained as a result of the Insider’s employment with or relationship to the Company.

3.3	No Insider may disclose (“tip”) Material Non-Public Information to any other person (including Family Members or entities, such as a trust or corporation) except for legitimate business purposes, and no Insider may make buy or sell recommendations on the basis of Material Non-Public Information. In addition, Insiders should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip.”

3.4	No Insider who receives or has access to the Company’s Material Non-Public Information may comment on stock price movements or rumors of other corporate developments (including on social media sites, Internet “chat rooms” or other Internet forums) unless it is part of the Insider’s job (such as Investor Relations) or the Insider has been specifically authorized to do so by the Compliance Officer. If you comment on stock price movements or rumors or disclose Material Non-Public Information to a third party in violation of this Policy you must contact the Compliance Officer immediately.

3.5	In addition, it is generally the practice of the Company not to respond to inquiries and/or rumors concerning the Company’s affairs. If you receive inquiries concerning the Company from the media or inquiries from securities analysts or other members of the financial community, you should refer such inquiries, without comment, to the Compliance Officer. Under no circumstances should you attempt to handle these inquiries without prior authorization from the Investor Relations Department. Only persons specifically authorized to do so may answer questions about or disclose information concerning the Company.

3.6	Due to the heightened risk associated with the following transactions, no Insider, whether or not he or she possesses Material Non-Public Information, may engage in the following:

	●	Publicly Traded Options. Insiders may not trade in options, warrants, puts and calls or other derivatives securities on the Company’s securities. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that an Insider is trading based on Material Non-public Information and focus an Insider’s attention on short-term performance at the expense of the Company’s long-term objectives.

	●	Short Sales. Insiders may not sell securities of the Company “short.” A short sale has occurred if the seller: (i) does not own the securities sold; or (ii) does own the securities sold, but does not deliver them within 20 days or place them in the mail within five days of the sale. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance, and often have the signal to the market that the seller lacks confidence in the Company’s prospects.

	●	Margin Accounts and Pledges. Because a margin sale or foreclosure sale may occur at a time when a pledger is aware of Material Non-Public Information or otherwise is not permitted to trade in Company securities, Insiders may not hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan. See Section 6.2.

	●	Hedging Transactions. No Insiders may engage in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities. Hedging transactions may allow an Insider to continue to own Company securities, but without the full risks and rewards of ownership. This may lead to the Insider no longer having the same objectives as the Company’s other stockholders.

	●	Standing and Limit Orders. Insiders may not place standing or limit orders on Company securities other than in connection with a Trading Plan adopted in accordance with the provisions of Section 6.0 of this Policy. Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an Insider is in possession of Material Non-Public Information.

3.7	This Policy continues to apply to transactions in Company securities even after termination of service with the Company. An Insider who is aware of Material Non-Public Information when he or she ceases to be an Insider may not trade in the Company’s securities until that information has become public or is no longer material.

4.0	Certain Exceptions

The prohibition on trading in the Company’s securities under this policy does not apply to:

	●	No Change in Beneficial Ownership. The trading restrictions in this Policy do not apply to transfers of securities to an entity that does not involve a change in the beneficial ownership of such securities (for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime).

	●	Stock Option Exercises. The trading restrictions in this policy do not apply to the exercise of stock options pursuant to our equity compensation plans where no Company common stock is sold in the market to fund the option exercise price or related taxes (i.e., a cashless exercise or where cash is paid to exercise the option) or to the exercise pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to subsequent sales of any such stock received upon the exercise of options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes. In addition, the Company reserves the right to limit or restrict stock option exercises or tax withholdings not made pursuant to standing elections in appropriate circumstances.

	●	Trading Plans. The trading restrictions in this Policy do not apply to the execution of transactions pursuant to a Trading Plan adopted in accordance with the provisions of Section 6.0 of this Policy.

	●	401(k) Plan. To the extent that the Company offers its securities as an investment option in the Company’s 401(k) plan, the trading restrictions in this Policy do not apply to the purchase of stock through the Company’s 401(k) plan resulting from periodic contributions of money to the plan through regular payroll deduction elections; however, the trading restrictions do apply to elections made under the 401(k) plan to (a) increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, (b) make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of a Company stock fund balance and (d) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

	●	Employee Stock Purchase Plan. To the extent the Company offers its securities as an investment option in an employee stock purchase plan, the trading restrictions in this Policy do not apply to the purchase of stock through the Company’s employee stock purchase plan resulting from periodic payroll contributions to the plan under an election made at the time of enrollment in the plan. The trading restrictions also do not apply to purchases of Company securities resulting from lump sum contributions to the plan provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. However, the trading restrictions do apply to subsequent sales of any such stock purchased under the plan, an election to participate in the plan outside of an open enrollment period and changing instructions regarding the level of withholding contributions which are used to purchase stock made outside of an open enrollment period is subject to this Policy.

	●	Vesting of Restricted Stock Awards. The trading restrictions in this Policy do not apply to the vesting of shares of restricted stock or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The trading restrictions do apply, however, to any sale of restricted stock.

● Mutual Funds. To the extent that an Insider has mutual funds holdings that, in turn, invest in the Company’s securities, transactions under such fund are excluded from the trading restrictions in this Policy.

● Certain Transactions with the Company. As transactions with the Company are within its discretion and ability to monitor compliance with insider trading rules, in general, acquisitions of the Company’s securities from the Company, and dispositions of the Company’s securities to the Company, are excepted from the trading restrictions in this Policy. This exception is limited to transactions that could be exempt under Exchange Act Rule 16b-3(d) and (e) if the transaction had involved a Section 16 Person (as defined below), without regard to the board of directors and stockholder approval requirements of the rule. This exception will not prevent the Company from determining in any situation that it will not allow a transaction involving an acquisition of securities from, or disposition of securities to, the Company. In the event of an offering of securities by the Company, this Policy assumes informational parity between the Company and all Insiders. An Insider’s participation in such an offering shall not be considered insider trading under this Policy.

NOTE: if you are a Section 16 Person (as defined in Section 5.1), you must notify the Compliance Officer prior to executing any transaction in reliance on any of the above exceptions.

5.0	Blackout Periods, Pre-clearance of Trades and Other Procedures

5.1	Applicability. This Section 5.0 explains additional requirements and procedures that apply to the following “Covered Persons” (which includes Family Members and Controlled Entities of such persons): (i) all members of the Company’s Board of Directors and the Company’s executive officers (collectively, “Section 16 Persons”);[1] (ii) all employees in the finance, accounting, research, legal, and corporate development and strategy functions, as well as personal or administrative assistants to any such persons, that have regular access to Material Non-public Information about the Company in the normal course of their duties; and (iii) any other individuals and/or positions designated by the Compliance Officer, including certain consultants or contractors, as a “Covered Person” with respect to a specific instance or period of time, whom will receive notice of such designation.

5.2	Quarterly Blackout Periods. Covered Persons may not trade in Company securities during the period beginning on the 15th day of the last month of each quarter (March, June, September, December) and ending on the second business day following the release of the Company’s earnings for that quarter (each, a “Quarterly Blackout Period”). To provide clarity, the Compliance Officer may notify Covered Persons in advance of each quarter-end of the date on which the blackout period begins and ends. The failure of the Compliance Officer to notify Covered Persons of the date on which the Quarterly Blackout Period begins and ends will not relieve the Covered Persons of the obligation not to trade during the Quarterly Blackout Period.

1 The Company has determined that its directors and executive officers are subject to the reporting and penalty provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

5.3	Special Blackout Periods. From time to time, the Company may determine that trading in the Company’s securities by certain Covered Persons is not appropriate even outside of a Quarterly Blackout Period due to the existence of material developments that have not yet been disclosed to the public (a “Special Blackout Period” and either a Quarterly Blackout Period or a Special Blackout Period may be referred to herein as a “Blackout Period”). If the Company declares a special blackout period, it will deliver an e-mail (or other communication) notifying Covered Persons subject to the Special Blackout Period when the Special Blackout period begins and when it ends; such notified Covered Persons are prohibited from trading in the Company’s securities while the Special Blackout Period is in effect, regardless of whether they are (or believe that they are) then in possession of Material Non-Public Information. Any person made aware of the existence of a Special Blackout Period shall not disclose the existence of such to any other person. The fact that there is a Special Blackout Period in place is considered material non-public information. The failure of the Compliance Officer to inform a person that they are subject to Special Blackout Period will not relieve that person of the obligation not to trade while aware of material non- public information.

5.4	Hardship Exemptions. Covered Persons subject to a Special Blackout Period pursuant to Section 5.3 may request a hardship exemption during such Special Blackout Period if they are not in possession of Material Non-Public Information and are not otherwise prohibited from trading pursuant to this Policy. Hardship exemptions are granted infrequently and only in exceptional circumstances. Any request for a hardship exemption should be made to the Compliance Officer.

5.5	Pre-Clearance Procedures. Subject to Section 6.0, Covered Persons must obtain pre-clearance in accordance with this Section 5.5 before effecting transactions in the Company’s securities. Covered Persons shall submit a request for pre-clearance by completing and submitting the attached “Request for Pre-Clearance” form to the Compliance Officer (or another designated individual) at least two business days in advance of the proposed transaction. Clearance of a transaction must be re-requested if (i) the transaction order is not placed within 24 hours after obtaining pre-clearance or, (ii) if (i) is not applicable, the transaction is not completed within 48 hours after obtaining pre-clearance. If pre-clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. Approval must be in writing, dated and signed, specifying the securities involved.

5.6	General Restrictions Apply. For the avoidance of doubt, the provisions of Section 3 of this Policy, including that you may not trade while in possession of Material Non-Public Information, continue to apply regardless of whether trading is outside a Blackout Period or whether you have obtained pre-clearance for a specific trade. When it doubt, you should consult the Compliance Officer or refrain from trading.

5.7	Acknowledgement. All Personnel, including Non-Employee Personnel, must acknowledge their receipt of, and that they have read, this Policy on the form attached to this Policy.

6.0	10b5-1 Plans

6.1	Overview. Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability for transactions under a previously established contract, plan or instruction that meets the conditions set forth in paragraph (c) thereof (a “Trading Plan”); transactions under such a Trading Plan that also comply with the requirements set forth herein will be exempt from the trading restrictions set forth in this Policy. The initiation of, and any modification to, any Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities. Each such Trading Plan adopted by Insiders, and any modification thereof, must be submitted to and pre-approved by the Compliance Officer, who may impose such conditions on the implementation and operation of the Trading Plan as he or she deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Compliance Officer.

Trading Plans do not exempt individuals from complying with Section 16 short swing profit rules or liability, as further discussed in Section 8.0 of this Policy.

Rule 10b5-1 presents an opportunity for Insiders to establish arrangements to sell (or purchase) Company securities even during Blackout Periods and even when they are aware of Material Non-public Information. A Trading Plan may also help reduce negative publicity that may result when key executives sell the Company’s stock.

Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 Person must be reported to the Company promptly on the day of each trade to permit the Company to prepare and file any required Form 4 on such person’s behalf. Such reporting may be oral or in writing (including by e-mail) and should include the identity of the reporting person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price. However, the ultimate responsibility, and liability, for timely filing remains with the Section 16 Person.

Under Rule 10b5-1, trading under any Trading Plan entered into by a Section 16 Person may not begin until the later of (i) 90 days after the adoption of the Trading Plan or (ii) two business days following the Company’s filing of its financial results in a Form 10-K or Form 10-Q for the fiscal quarter in which the Trading Plan was adopted (subject to a maximum “cooling-off” period of 120 days). Trading under any Trading Plan adopted by Insiders other than a Section 16 Person may not begin until 30 days after the adoption of the Trading Plan; provided that such “cooling off” requirement does not apply to the Company. Certain modifications to a Trading Plan after adoption, including changes in the amount, price or timing of the purchase or sale of securities, will also trigger a new cooling-off period.

Rule 10b5-1 generally permits a person (i) to have only one Trading Plan in effect at any time (i.e., prohibits “overlapping” plans) with respect to the securities of a particular issuer and (ii) to have only one “single-trade” plan in any 12-month period. This limitation does not apply to the Company.

The Company requires that all Trading Plans adopted by Insiders be approved in writing in advance by the Compliance Officer. Trading Plans may not be adopted when the person adopting the plan is aware of Material Non-public Information and, for Covered Persons, may not be adopted during a Blackout Period. Further, the affirmative defense is only available when the person adopting the Trading Plan has entered into it in good faith and not as part of a plan or scheme to evade the insider trading prohibitions and has acted in good faith with respect to the Trading Plan.

Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material, nonpublic information if:

●	First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities (i.e., the Trading Plan).

●	Second, the Trading Plan:

	●	specifies the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold;

	●	includes a written formula or algorithm, or computer program, for determining the amount, price at and date on which the securities were to be purchased or sold; or

	●	prohibits the individual from exercising any subsequent influence over the purchase or sale of the securities under the Trading Plan in question.

●	Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.

6.2	Revocation of and Amendments to Trading Plans. Revocation of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a Trading Plan will be subject to the prior review and approval of the Compliance Officer.

Rule 10b5-1 provides that any modification or change to the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan is a termination of such Trading Plan and the adoption of a new Trading Plan. In addition, a modification to a Trading Plan, such as the substitution or removal of a broker that is executing trades pursuant to a Rule 10b5-1 arrangement on behalf of the person, that changes the price or date on which purchases or sales are to be executed, is a termination of such Trading Plan and the adoption of a new Trading Plan.

Revocation is effected upon written notice to the broker. Once a Trading Plan has been revoked, the participant should wait at least 30 days before trading outside of a Trading Plan and 180 days before establishing a new Trading Plan.

6.3	Trades Outside of a Trading Plan. Adoption of a Trading Plan does not preclude trading outside of the Trading Plan that otherwise is in accordance with the Policy. However, persons should be cognizant of the fact that the Rule 10b5-1 affirmative defense will not apply to such trades outside of a Trading Plan. In addition, under Rule 10b5-1, the person may not have further influence over whether, when or how the trades under the plan are made once the plan is put in place, and therefore his or her trading outside of the plan must not have direct or indirect influence on the trading instructions under the plan. In other words, securities subject to the plan (e.g., shares underlying unexercised stock options) should not be purchased or sold outside the plan.

6.4	Public Disclosure. The Company will provide quarterly disclosure regarding the adoption or termination of trading arrangements by Section 16 Persons in accordance with SEC rules. In addition, the Company may make other public announcements that a Trading Plan is being implemented as it deems appropriate. It may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan.

6.5	Prohibited Transactions. The transactions prohibited under Section 3.6 of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan.

6.6	Limitation on Liability. None of the Company, the Compliance Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Section 6.0 or a request for pre-clearance submitted pursuant to Section 5.5 of this Policy. Notwithstanding any review of a Trading Plan pursuant to this Section 6.0 or pre-clearance of a transaction pursuant to Section 5.5 of this Policy, such pre-approval or pre-clearance shall not constitute a determination that any such Trading Plan is in compliance with Rule 10b5-1 or any pre-cleared transaction is in compliance with applicable securities laws, and none of the Company, the Compliance Officer or the Company’s other employees assumes any liability for the legality or consequences of such Trading Plan or transaction to the person adopting such Trading Plan or engaging in such transaction.

7.0	Potential Criminal and Civil Liability and/or Disciplinary Action

7.1	Individual Responsibility. Each Insider is individually responsible for complying with the securities laws and this Policy, regardless of whether the Company has prohibited trading by that Insider or any other Insiders. Trading in securities outside of any Blackout Periods should not be considered a “safe harbor.”

You should also bear in mind that any proceeding alleging improper trading will necessarily occur after the trade has been completed and is particularly susceptible to second-guessing with the benefit of hindsight. Therefore, as a practical matter, before engaging in any transaction you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

7.2	Controlling Persons. The securities laws provide that, in addition to sanctions against an individual who trades illegally, penalties may be assessed against what are known as “controlling persons” with respect to the violator. The term “controlling person” is not defined, but includes employers (i.e., the Company), its directors, officers and managerial and supervisory personnel. The concept is broader than what would normally be encompassed by a reporting chain. Individuals may be considered “controlling persons” with respect to any other individual whose behavior they have the power to influence. Liability can be imposed only if two conditions are met. First, it must be shown that the “controlling person” knew or recklessly disregarded the fact that a violation was likely. Second, it must be shown that the “controlling person” failed to take appropriate steps to prevent the violation from occurring. For this reason, the Company’s supervisory personnel are directed to take appropriate steps to ensure that those they supervise, understand and comply with the requirements set forth in this Policy.

7.3	Potential Sanctions.

(i) Liability for Insider Trading and Tipping. Insiders, controlling persons and the Company may be subject to civil penalties, criminal fines and/or jail terms for trading in securities when they are in possession of, or for communicating to third parties in violation of applicable law, Material Non-Public Information. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.

(ii) Possible Disciplinary Actions. Subject to applicable law, Personnel who violate this Policy will be subject to disciplinary action, up to and including termination of employment for cause, whether or not the Personnel’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

8.0	Section 16 Persons: Reporting Requirements and Short-Swing Profits Prohibition

In connection with any purchases, sales, or other transactions in Company securities, Section 16 Persons should take care to (i) avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act), (ii) comply with the restrictions on sales of securities by control persons (Rule 144 promulgated under the Securities Act of 1933, as amended), and (iii) ensure that they file all reports required to be filed pursuant to Section 16(a) of the Exchange Act and the rules thereunder (Forms 3, 4 and 5) and any notices of sales required by Rule 144. Briefly, most transactions in Company securities by Section 16 Persons will be reportable on Form 4 within two business days thereof, and any profits realized by any Section 16 Person from any “purchase” and “sale” of Company stock during a six-month period, so called “short-swing profits,” may be recovered by the Company.

9.0	Confidentiality

If material information relating to the Company or its business is considered Non-Public Information, such information must be kept in strict confidence and should be discussed only in the ordinary course of business with persons who have a “need to know” the information for legitimate business purposes and then only when the Personnel disclosing the information has no reason to believe that the recipient will misuse or improperly disclose the information. When such information is disclosed, the recipient must be told that such information may be used only for the business purpose related to its disclosure and that the information must be held in strict confidence. The utmost care and circumspection must be exercised at all times in order to protect the Company’s confidential information. The following practices should be followed to help prevent the misuse of confidential information:

● Always put confidential documents away when not in use and, based upon the sensitivity of the material, keep such documents in a locked desk or office. Written information should be appropriately safeguarded and should not be left where it may be seen by persons who do not have a need to know the contents of the documents.

● Non-Public Information should not be discussed with any person within the Company under circumstances where it could be overheard by people who do not have a valid need to know such information, including public areas such as elevators, restaurants and airplanes.

● Take great care when discussing confidential information on speaker phones or on mobile phones in locations where you may be overheard. Do not discuss such information with relatives or social acquaintances.

● Do not share your computer or other account IDs and passwords with any other person. Password protect computers and log off when they are not in use.

In addition to other circumstances where it may be applicable, this confidentiality policy must be strictly adhered to in responding to inquiries about the Company that may be made by the press, securities analysts or other members of the financial community. It is important that responses to any such inquiries be made on behalf of the Company by a duly designated officer. Accordingly, Personnel should not respond to any such inquiries and should refer all such inquiries to the Company’s Investor Relations Officer or the Compliance Officer. See also Sections 3.4 and 3.5 above.

10.0	Legal Effect of this Policy

The terms of this Policy, including the procedures that implement this Policy, are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.

11.0	Reporting Violations/Seeking Advice/Questions

Suspected violations of this Policy should be referred to the Compliance Officer. In addition, if you (a) receive Material Non-Public Information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities, or (b) receive confidential information and are unsure if it is within the definition of Material Non-Public Information or whether its release might be contrary to a fiduciary or other duty or obligation, you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact the Compliance Officer. In addition, if you have any questions about this Policy or its application to a particular situation, please contact the Compliance Officer.

Adopted as of March 12, 2026.

ACKNOWLEDGMENT CONCERNING SECURITIES TRADING POLICY

We ask that you acknowledge you have received and read this Securities Trading Policy. Ernexa Therapeutics Inc. may ask you to re-submit this acknowledgement on an annual basis, at such time as a person has been designated as Personnel (including Non-Employee Personnel) under the Securities Trading Policy or whenever the Securities Trading Policy is significantly updated.

By my signature below, I acknowledge that I have received and read the Ernexa Therapeutics Inc. Securities Trading Policy.

Signature:
Name (printed):

Date:

REQUEST FOR APPROVAL TO PRE-CLEARNACE

ERNEXA THERAPEUTICS Inc.

SECURITIES

SUBMIT TO:

Attention:	Ernexa Therapeutics Inc., Sandra Gurrola
Email:	sandra.gurrola@ernexatx.com

Type of Security check all applicable boxes

☐ Common stock
☐ Preferred stock
☐ Restricted stock
☐ Stock Option

Number of Shares

Proposed Date of Transaction

Type of Transaction

☐ Stock option exercise – Exercise Price $ /share

Exercise Price paid as follows:

☐	Broker’s cashless exchange
☐	cash
☐	pledge
☐	other

Withholding tax paid as follows:

☐	Broker’s cashless exchange
☐	cash
☐	other

☐ Purchase
☐ Sale
☐ Gift
☐ Other

Broker Contact Information

Company Name_________________________________________________________________

Contact Name__________________________________________________________________

DTC Participant Number__________________________________________________________

Telephone____________________________________________________________________

Fax_________________________________________________________________________

Account Number______________________________________________________________

Social Security or other Tax Identification Number

Status (check all applicable boxes)

☐ Executive Officer

☐ Board Member

Filing Information (check all applicable boxes and complete blanks)

Date of filing of last Form 3 or 4
☐ Is a Form 144 Necessary?
Date of filing of last Form 144

I am not currently in possession of any material non-public information relating to Ernexa Therapeutics Inc. and its subsidiaries. I hereby certify that the statements made on this form are true and correct.

I understand that clearance may be rescinded prior to effectuating the above transaction if material non-public information regarding Ernexa Therapeutics Inc. arises and, in the reasonable judgment of Ernexa Therapeutics Inc., the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material non-public information.

Signature	Date
Print Name
Telephone Number Where You May Be Reached ____________________

☐	Request Approved

☐	Request Denied

☐	Request Approved with the following modification __________________________________________

Signature	Date

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